Exhibit 99

EXHIBIT 99  —  PRESS RELEASE DATED APRIL 27, 2006

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations and Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS RECORD SALES FOR THE FIRST QUARTER 2006; RAISES GUIDANCE FOR TOTAL YEAR

MINNEAPOLIS, MINNESOTA / NEENAH, WISCONSIN, April 27, 2006 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.35 per share for the first quarter ended March 31, 2006, which included $0.07 per share of restructuring and related charges. Excluding the impact of restructuring and related charges, earnings per share would have been $0.42 per share for the first quarter of 2006 compared to $0.30 for the same quarter of 2005. First quarter net sales increased 8.4 percent to a record $901.6 million from $831.9 million in the prior year.

“I am pleased to report record sales and strong operating performance this quarter,” said Jeff Curler, Bemis Company Chairman, President and Chief Executive Officer. “We are enjoying double-digit volume increases in several high value-added flexible packaging markets. The growth strategy implemented in 2005 by our pressure sensitive materials team is gaining momentum and delivering double-digit sales growth and improved operating results. Overall, our customers are excited about new product innovation, and we are carefully managing this sales growth to achieve steady profit improvement. New cost control efforts implemented in 2005 will continue to improve results in 2006. We have completed the announcement of facilities consolidation efforts and expect to recognize cost synergies as business is consolidated into more efficient plants. In light of these improvements and the strength of our prospects, we are raising our expectations for total year 2006 earnings per share.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 82 percent of total company net sales during the quarter, reported record net sales of $740.2 million in the first quarter, an increase of 7.6 percent compared to the same quarter in 2005. Currency effects accounted for 2.2 percent of sales growth. Operating profit for the first quarter of 2006 was $70.8 million, which included restructuring and related charges of $11.0 million. Restructuring and related charges reflect the costs associated with facility consolidation efforts that include the planned closure of five flexible packaging plants. Operating profit for the first quarter of 2005 was $69.9 million. Excluding restructuring and related charges, operating profit as a percentage of net sales would have increased to 11.1 percent from 10.2 percent a year ago.

Commenting on the flexible packaging business segment results for the quarter, Curler said, “We are enjoying solid volume growth in most of our higher value-added product markets this quarter, including meat and cheese, dry foods like cereal and coffee, medical device products, and multipacks for products like bottled water. Overall flexible packaging unit volume is down modestly as we continue to experience year-over-year decreases in more price-sensitive markets where innovation is less important. Our customers are excited about our new products for the European market, and we have identified opportunities that will transform sales mix in that region to include higher value-added products. Packaging innovation continues to be a top priority for customers worldwide. At Bemis, we are leading with new ideas that will strengthen our market position around the globe.”

Pressure Sensitive Materials

First quarter net sales from the pressure sensitive materials business segment were $161.4 million, a 12.2 percent increase from the first quarter of 2005. Currency effects reduced net sales by about 4.3 percent compared to the prior year. Operating profit of $14.7 million included restructuring and related charges of $0.3 million related to the announced closure of one plant. Excluding the impact of these charges, operating profit would have been $15.0 million or 9.3 percent of net sales for the quarter compared to the first quarter of 2005 when operating profit would have been $7.7 million or 5.4 percent of net sales.

Commenting on the results of this business segment, Curler said, “Our pressure sensitive materials business has improved substantially over the past few years. Strong unit volume growth in label, graphic and technical product lines improved production efficiency and sales mix compared to last year. Our new products have impressed customers and created growth opportunities in each of these markets. This team uses a well-established six sigma approach to continuously improve cost management and customer service, and we are clearly seeing the benefits on the operating profit line. Our goal continues to be to regain the strong profitability levels that this business achieved in the past and to concentrate on unit volume growth in the higher margin graphics and technical product lines.”

Restructuring and related charges

During the first quarter, the Company announced the planned closure of five flexible packaging facilities and one pressure sensitive materials facility in order to consolidate production capacity and improve overall cost structure and efficiency. Restructuring and related charges incurred during the first quarter totaled $11.3 million, of which $6.8 million primarily reflects accelerated depreciation and is recorded in cost of sales. The remaining $4.5 million charge relates to employee costs and is recorded in other costs (income).

Other Costs (Income), Net

Net other costs increased to $2.3 million this quarter from $0.5 million in the first quarter of 2005, primarily reflecting the impact of $4.5 million of restructuring and related charges partially offset by $2.0 million of interest income.

Capital Structure

Total debt to total capitalization was 36.4 percent at March 31, 2006, compared to 35.8 percent at December 31, 2005. Total debt as of March 31, 2006 was $889.7 million, an increase of $45.6 million from December 31, 2005. Increased borrowing reflects higher levels of working capital at the end of the first quarter as the business prepares for the seasonally strong second quarter. During the first quarter of 2006, Bemis also repurchased 600,000 shares of common stock in the open market for $17.8 million under a 10b5-1 plan established to offset the dilutive impact of stock awards on an annual basis. As of March 31, 2006, the remaining balance of the Board authorization for common stock repurchases is 2.2 million shares.

2006 Earnings Outlook

Bemis expects second quarter 2006 earnings per share to be in the range of $0.37 to $0.41 per share including a restructuring charge of $0.06 per share. Total year 2006 earnings per share is expected to be in the range of $1.59 to $1.69, including about $0.16 per share of restructuring and related charges. Excluding the impact of restructuring and related charges, total year earnings guidance for 2006 would be $1.75 to $1.85 per share. This is an improvement of $0.10 per share from management’s previous guidance announced in January of 2006 and reflects sustained productivity improvements initiated in 2005 in addition to cost savings resulting from 2006 facilities consolidation efforts. Management continues to expect capital expenditures to be in the $175 to $185 million range for 2006.

Presentation of Non-GAAP Information

Some of the information presented in this press release reflects adjustments to “As reported” results to exclude certain amounts related to the Company’s restructuring initiative. This adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor’s understanding of the impact of the Company’s restructuring initiative on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the Non-GAAP amounts is included with this press release.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, changes in customer order patterns, estimates of restructuring and related charges, and changes in prevailing market interest rates. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2005.

Bemis Company, Inc. will Webcast an investor telephone conference regarding its first quarter 2006 financial results this morning at 10 a.m., Eastern Daylight Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”. However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide. Founded in 1858, the Company reported 2005 net sales of $3.5 billion. The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies. Based in Minneapolis, Minnesota, Bemis employs about 15,906 individuals in 59 manufacturing facilities in 10 countries around the world. More information about the company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands of dollars except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Net sales	$901,649	$831,869

Costs and expenses:
Cost of products sold	734,302	676,599
Selling, general, and administrative expenses	83,703	86,205
Research and development	6,141	5,848
Interest expense	12,798	8,438
Other costs (income), net	2,250	525
Minority interest in net income	452	1,330

Income before income taxes	62,003	52,924

Provision for income taxes	24,200	20,700

Net income	$37,803	$32,224

Basic earnings per share of common stock	$.36	$.30

Diluted earnings per share of common stock	$.35	$.30

Cash dividends paid per share of common stock	$.19	$.18

Weighted average common shares outstanding	104,959	107,020
Weighted average common shares and common stock equivalents outstanding	106,739	108,411

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Mar 31,	Dec 31,
	2006	2005

ASSETS
Cash	$114,982	$91,125
Accounts receivable, net	471,232	436,035
Inventories, net	451,470	420,950
Prepaid expenses	49,318	39,700
Total current assets	1,087,002	987,810

Property and equipment, net	1,154,046	1,143,539

Goodwill	591,589	581,419
Other intangible assets, net	106,843	105,580
Deferred charges and other assets	157,024	146,252
Total	855,456	833,251

TOTAL ASSETS	$3,096,504	$2,964,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$5,305	$3,907
Short-term borrowings	57,918	50,107
Accounts payable	349,134	327,569
Accrued salaries and wages	72,123	79,056
Accrued income and other taxes	28,437	13,681
Total current liabilities	512,917	474,320

Long-term debt, less current portion	826,498	790,107
Deferred taxes	172,299	168,447
Deferred credits and other liabilities	172,302	154,679
Total liabilities	1,684,016	1,587,553

Minority interest	29,974	27,692

Stockholders’ equity:
Common stock issued (116,090,757 and 115,978,746 shares)	11,609	11,598
Capital in excess of par value	268,764	267,274
Retained income	1,355,466	1,337,590
Other comprehensive income (loss)	64,292	32,706
Treasury common stock (11,272,771 and 10,672,771 shares)	(317,617)	(299,813)
Total stockholders’ equity	1,382,514	1,349,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,096,504	$2,964,600

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Cash flows from operating activities
Net income	$37,803	$32,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,864	40,103
Minority interest in net income	452	1,330
Excess tax benefit from share-based payment arrangements	(811)
Stock award compensation	2,572	4,122
Deferred income taxes	(1,458)	3,820
Income of unconsolidated affiliated company	(245)	(343)
Gain on sales of property and equipment	(1,532)	(100)
Non-cash restructuring related activities	6,780
Proceeds from cash flow hedge		6,079
Changes in working capital, net of effects of acquisitions	(37,801)	(57,577)
Net change in deferred charges and credits	2,781	393

Net cash provided by operating activities	47,405	30,051

Cash flows from investing activities
Additions to property and equipment	(36,848)	(43,777)
Business acquisitions and adjustments, net of cash acquired		(222,411)
Proceeds from sales of property and equipment	1,690	511
Proceeds from sale of restructuring related assets
Increased investment in unconsolidated affiliated company

Net cash used in investing activities	(35,158)	(265,677)

Cash flows from financing activities
Proceeds from issuance of long-term debt		300,002
Repayment of long-term debt	(9,801)	(10)
Net borrowing (repayment) of commercial paper	50,831	(5,550)
Net borrowing (repayment) of short-term debt	5,285	(3,950)
Cash dividends paid to stockholders	(19,926)	(19,254)
Common stock purchased for the treasury	(17,804)
Excess tax benefit from share-based payment arrangements	811
Stock incentive programs		1,316

Net cash provided (used) by financing activities	9,396	272,554

Effect of exchange rates on cash	2,214	(119)

Net (decrease) increase in cash	23,857	36,809

Cash balance at beginning of year	91,125	93,898

Cash balance at end of period	$114,982	$130,707

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

Reconciliation of GAAP to Non-GAAP	Three Months Ended
Operating Profit and Operating Profit as a	March 31,
Percentage of Net Sales by Segment	2006	2005

Flexible Packaging
Net Sales	$740.2	$688.1

Operating Profit as reported	$70.8	$69.9

Non-GAAP adjustments:
Restructuring and related charges (income)	$11.0	$0.0

Operating Profit as adjusted	$81.8	$69.9

Operating Profit as a percentage of Net Sales
As Reported	9.6%	10.2%
As Adjusted	11.1%	10.2%

Pressure Sensitive Materials
Net Sales	$161.4	$143.8

Operating Profit as reported	$14.7	$7.6

Non-GAAP adjustments:
Restructuring and related charges (income)	$0.3	$0.1

Operating Profit as adjusted	$15.0	$7.7

Operating Profit as a percentage of Net Sales
As Reported	9.1%	5.3%
As Adjusted	9.3%	5.4%

Reconciliation of GAAP to Non-GAAP
Earnings per Share
Diluted earnings per share as reported	$0.354	$0.297

Non-GAAP adjustments per share, net of taxes:
Restructuring and related charges (income)	$0.065	$0.001

Diluted earnings per share as adjusted	$0.419	$0.298